Exhibit (a)(57)

March 12, 2014

VIA ELECTRONIC MAIL

Frederick D. Lipman

Blank Rome LLP

One Logan Square

130 North 18th Street

Philadelphia, PA 19103

Dear Mr. Lipman:

We have received your letter of March 12, 2014, on behalf of five Directors, regarding the March 11, 2014 letter the Audit Committee of National Interstate Corporation (the “Company”) sent to the Company’s Board of Directors, and have discussed it with the Audit Committee.

The Audit Committee disagrees with a number of the assertions and conclusions in your letter. For example, the Audit Committee has not identified any basis for your statement that, in the context of the board’s actions in responding to the tender offer, the provisions of the Articles of Incorporation override or satisfy the additional procedural safeguards and restrictions imposed by the Company’s Code of Ethics and Conduct, which was adopted by the Board of Directors and explicitly applies to directors. In this respect, Item 406 of the SEC’s Regulation S-K, which requires a code of ethics applicable to a company’s chief executive officer, and Nasdaq Rule 5610, which requires a code of conduct applicable to all directors, are not unique among provisions that emanated from the Sarbanes-Oxley Act of 2002 in imposing higher standards of conduct on public companies than may be required under state corporate law. While your letter points to disclosures that have been made, it does not address the provisions of the Company’s Code of Ethics and Conduct that require directors with possible conflicts to refrain from any related decision making process.

Likewise, the Audit Committee has not identified any disclosure, either in a filing that satisfies the SEC’s definition of “previously reported” or otherwise, where the Company states that the Code of Ethics and Conduct has been implicitly waived.

March 12, 2014

The Audit Committee in all respects stands behind the items it reported and the actions it recommended to the Board of Directors in its March 11, 2014 letter.

Sincerely,

GIBSON, DUNN & CRUTCHER LLP

Ronald O. Mueller

1050 Connecticut Avenue, N.W.

Washington, DC 20036-5306

Barbara L. Becker

200 Park Avenue

New York, NY 10166-0193

cc:	Board of Directors of National Interstate Corporation
c/o Arthur J. Gonzales, Esq.